FOR IMMEDIATE RELEASE

CONTACTS:

Charles Ramey, CEO	Donald C. Weinberger
US Dataworks, Inc.	Wolfe Axelrod Weinberger Assoc. LLC
Tel. (281) 504-8100	Tel. (212) 370-4500
Fax (212) 370-4505

US DATAWORKS, INC. ANNOUNCES DELISTING OF ITS
COMMON STOCK FROM THE NYSE AMEX

HOUSTON, April 30, 2010 -- (BUSINESS WIRE)-- US Dataworks, Inc. (AMEX: UDW - News) announced today that, following the April 13, 2010 oral hearing before the NYSE Amex Listing Qualifications Panel (the “Panel”), the Panel informed the Company of its determination to affirm the Exchange Staff’s earlier determination to delist the Company’s securities from the Exchange. The delisting is expected to become effective at the close of market on May 4, 2010.

Although the Company is in the process of, through a market maker, getting its securities quoted on the OTC Bulletin Board (the “OTC-BB”), following the effectiveness of the delisting of the Company’s securities from the NYSE Amex, the Company cannot give any assurance that there will be any market maker for the Company’s securities to be quoted on the OTC-BB or that such securities will be traded on any market. The Company currently anticipates that its securities may be quoted in the National Daily Quotation Sheets, commonly referred to as the “pink sheets,” published by the National Quotation Bureau LLC.

“Surely we are disappointed with this outcome”, remarked Charles Ramey, CEO of US Dataworks. “However, in light of the recent successes of the Company’s current operational, business and financial initiatives, we are very optimistic that the marketplace will validate the Company’s efforts and direction,” he added. Mr. Ramey concluded that “the fundamentals of the Company’s model remain very strong and we will continue working toward maximizing value of our shareholders, including eventually returning to a national securities exchange.”

The Company will continue to file periodic reports with the SEC pursuant to the requirements of the Securities Exchange Act of 1934, as amended.

About US Dataworks, Inc.
US Dataworks is a developer of payment processing solutions, focused on the financial services market, federal, state and local governments, corporate billers, and retailers. Software developed by US Dataworks is designed to enable organizations to transition from traditional paper-based payment and billing processes to electronic solutions that automate end-to-end processes for accepting and clearing checks. Additional information about US Dataworks is available at www.usdataworks.com.

Forward Looking Statements
Certain statements made in this press release (other than the historical information contained herein) constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, but not limited to, statements regarding our expectation of continued growth, the benefits of our recent restructuring, the anticipated features and benefits of our new distribution payment capture solution, our vision for payment processing and our new solutions' ability to provide a higher return on investment for our clients, and our ability to effect an orderly transition of our securities to the OTC Bulletin Board. Any forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, but not limited to, the failure of our new solution to perform as anticipated, our ability to provide long-term customer value and agility, our ability to protect our intellectual property, our position in the marketplace, our ability to develop and timely introduce products that address market demand, the impact of alternative technological advances and competitive products, market fluctuations, the failure of the strategic alliance agreement to benefit us as anticipated and other risks detailed from time to time in our SEC reports. These forward-looking statements speak only as of the date hereof. US Dataworks disclaims any obligation to update these forward-looking statements.
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